EXHIBIT 10.26

SECOND AMENDMENT

TO

THE PHOENIX COMPANIES, INC.

EXECUTIVE SEVERANCE ALLOWANCE PLAN

Amended Effective as of January 1, 2008

1.	Section 2.19 of the Plan is hereby amended in its entirety to read as follows:

2.19	Severance Agreement and Release: means an agreement to be signed by the Executive in a form acceptable to the Employer containing a general release and restrictive covenants.

2.	Article 2 of the Plan is hereby amended to add the following definitions:

2.21	Severance Service: The years of service used to determine the Severance Amount in Section 3.03 based on an Executive’s Severance Tier and based on the Executive’s full years of employment with the Employer, as adjusted for any applicable breaks- in-service, and considering full and fractional years accumulated as of the Executive’s Separation Date, rounded up to the next full year.

2.22	Severance Tier: The applicable severance benefit level under Severance Tier 1 or Severance Tier 2, determined based on an Executive’s position level and the CEO’s discretion.

2.23	Severance Tier 1: An Executive, who is a Senior Vice President or higher on the Separation Date, and any other Executive designated by the CEO, including all Executives as of December 31, 2007, will be credited with at least nine (9) years if the Executive has fewer than nine (9) years of Severance Service, but no more than eighteen (18), even if the Executive has more than eighteen (18) years of Severance Service.

2.24	Severance Tier 2: Any Executive that is not in Severance Tier 1, who is a selected Vice President or other key employee and not a Senior Vice President or higher on the Separation Date, will be credited with at least six (6) years if the Executive has fewer than six (6) years of Severance Service, but no more than twelve (12), even if the Executive has more than twelve (12) years of Severance Service.

3.	Section 3.03 of the Plan is hereby amended in its entirety, to read as follows:

3.03	Severance Benefits: With respect to any Executive whose employment is terminated for a reason identified in Section 3.01, the following Severance Amount shall be payable, subject to the disqualification provisions of Section 3.02 and Section 3.09, and not any other benefit, except for certain employee welfare benefits as provided in Section 3.11:

The Severance Amount equals Base Severance plus Pro-Rata Incentive, where:

Base Severance = [S x ((a plus b)/12)], where:

a	=	A cash amount equal to the Executive’s annual Base Salary as of the Separation Date.

b	=	A cash amount equal to the average of the Executive’s actually earned and paid (even if one or both is $0) Annual Incentive Awards for the prior two (2) fiscal years.

S	=	Severance Service, which is derived from the Severance Tier that the Executive qualifies for.

And

Pro-Rata Incentive = A cash amount equal to a pro-rata portion of the Executive’s actually earned Annual Incentive Award for the fiscal year in which the Executive’s Separation Date occurs. The pro-rata portion of such Annual Incentive Award shall be determined by multiplying the amount actually earned times a fraction, the numerator of which is the number of days during the performance period applicable to such Award prior to the Separation Date and the denominator of which is the number of days in the performance period applicable to such Award.

4.	Section 3.04 of the Plan is hereby amended in its entirety to reflect the new terminology to read as follows:

3.04	Time and Form of Payment: Except as otherwise provided herein or in Article 5, the Executive will receive payment of the Base Severance payable under this Plan either in a lump sum payment or approximately equal monthly installments commencing, as soon as practicable after the Separation Date (but in no event earlier than after the execution of, and the expiration of any revocation period related to, any required release). In no event however, shall any lump sum payment or any installment be paid later than March 15 in the year next succeeding the year in which the involuntary termination occurred. Any Pro-Rata Incentive for the fiscal year in which the Executive’s Separation Date occurs will be payable after the Pro-Rata Incentive for that fiscal year is calculated and approved by the Committee. In no event however, shall any Pro-Rata Incentive payment be paid later than March 15 in the year next succeeding the year in which the involuntary termination occurred. Notwithstanding anything in this Agreement herein to the contrary, if Executive is a “key employee”, as that term is defined in Section 416(i) of the Internal Revenue Code of 1986, as amended (“Code”), if any amount payable hereunder is subject to Section 409A of the Code payment of such amount shall be deferred until the first business day following sixth months after the Termination Date.

5.	Section 3.11 of the Plan is hereby amended in its entirety to read as follows:

3.11	Continuation of Benefits. The Executive (and, to the extent applicable, the Executive’s dependents) shall be entitled to continue participation in all of the employee plans providing medical and dental benefits that the Executive participated in prior to the Separation Date (collectively, the “Continuing Benefit Plans”) in accordance with COBRA; provided, however, that the the Executive shall continue to pay the active participant rate monthly for up to the first twelve (12) months of the COBRA period following the Executive’s Separation Date.

IN WITNESS WHEREOF, this Second Amendment has been executed this day of , 2007.

The Phoenix Companies, Inc. Benefit Plans Committee

Witness	By: